New Age Alpha Variable Funds Trust N-1A

Exhibit 99.(i)(2)

September 3, 2024

New Age Alpha Variable Funds Trust

555 Theodore Fremd Avenue, Suite A-101

Rye, New York 10580

RE:	Opinion of Counsel regarding the Registration Statement filed on Form N-1A under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), of New Age Alpha Variable Funds Trust (the “Trust”) (File Nos. 333-277580 and 811-23944)

Ladies and Gentlemen:

We have acted as counsel to the New Age Alpha Variable Funds Trust (the “Trust”), a Delaware statutory trust that is registered with the Securities and Exchange Commission (the “Commission”) under the 1940 Act as an open-end management investment company.

This opinion relates to the Trust’s post-effective amendment to its Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act and the 1940 Act (collectively, the “Amendment”). The Amendment relates to the registration of an indefinite number of shares of beneficial interest (collectively, the “Shares”), with no par value per share, for eight new series portfolios of the Trust – NAA All Cap Value Series, NAA Large Cap Value Series, NAA Large Growth Series, NAA Mid Growth Series, NAA Small Cap Value Series, NAA Small Growth Series, NAA SMid-Cap Value Series, NAA World Equity Income Series (together, the “Funds”). We understand that the Amendment will be filed with the Commission and that our opinion is required to be filed as an exhibit to the Registration Statement.

In reaching the opinions set forth below, we have examined, among other things, copies of the Trust’s Certificate of Trust, Agreement and Declaration of Trust, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Funds, substantially in the form provided in the Amendment (collectively, the “Prospectus”).

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the above-mentioned documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

FinTech Law

6224 Turpin Hills Drive     |     Cincinnati, OH 45244-3557     |     fintechlegal.io     |     (513) 991-8472

The Prospectus provides for the ongoing issuance of the Shares at the net asset value thereof, plus any applicable sales charge. In reaching the opinions set forth below, we have assumed that upon sale of the Shares, the Trust will receive the net asset value thereof.

We have also assumed, without independent investigation or inquiry, that:

(a)	all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

(b)	all representations, warranties, certifications and statements regarding matters of fact and other factual information (i) made by public officers; or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

The Delaware Statutory Trust Act provides that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state do not recognize such limited liability or were to apply the laws of such state to a controversy involving such obligations. The Agreement and Declaration of Trust provides that neither the Trust, the Trustees, nor any officer, employee, or agent of the Trust shall have any power to bind personally any shareholder, or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time agree to pay. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Funds are unable to meet their obligations and the express limitation of shareholder liabilities is determined not to be effective.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(a)	The Shares to be offered for sale pursuant to the Prospectus are duly and validly authorized by all necessary actions on the part of the Trust; and

(b)	The Shares, when issued and sold by the Trust for consideration pursuant to and in the manner contemplated by the Agreement and Declaration of Trust and the Trust’s Registration Statement, will be validly issued, fully paid, and non-assessable, subject to compliance with the Securities Act, the 1940 Act, and the applicable state laws regulating the sale of securities

We express no opinion as to any other matters other than as expressly set forth above. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

FinTech Law

6224 Turpin Hills Drive     |     Cincinnati, OH 45244-3557     |     fintechlegal.io     |     (513) 991-8472

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Funds, which is included in the Registration Statement.

Sincerely,

/s/ Bo J. Howell
On behalf of FinTech Law, LLC

FinTech Law

6224 Turpin Hills Drive     |     Cincinnati, OH 45244-3557     |     fintechlegal.io     |     (513) 991-8472